Term of Partnership

         The scheduled term of the Partnership is until December 31, 2014. The Partnership will terminate prior to the end of its scheduled term upon the written consent of all Partners, upon the entry of a decree of judicial dissolution, or upon an event of withdrawal of any or all of the General Partners', unless the business of the Partnership is continued by the remaining General Partner or General Partners. Under the Partnership Agreement, upon the occurrence of an event of withdrawal of a General Partner, the remaining General Partner or General Partners may carry on the business of the Partnership upon written notice provided to all Partners with the right of a Partner to withdraw 60 days thereafter.